International Plant Services, LLC

Balance Sheets

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$625,565	$245,360
Accounts receivable, net	3,576,141	1,461,071
Federal income taxes receivable	-	1,298,095
Deferred federal income tax	132,000	83,000
Prepaid expenses and other current assets	753,987	545,218

Total current assets	5,087,693	3,632,744

Property and equipment, net	160,329	235,463

TOTAL ASSETS	$5,248,022	$3,868,207

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$87,511	$198,532
Accrued liabilities	2,827,491	1,666,319
Due to related parties, net	1,497,065	2,631,507
Federal income taxes payable	568,796	-
Current maturities on long term debt and note payable – related party	66,310	21,037

Total current liabilities	5,047,173	4,517,395

Deferred federal income tax	29,000	43,000

Total liabilities	5,076,173	4,560,395

Commitments and contingencies

MEMBERS’ EQUITY (DEFICIT)	171,849	(692,188)

TOTAL LIABILITES AND MEMBERS’ EQUITY (DEFICIT)	$5,248,022	$3,868,207

The accompanying notes are an integral part of these unaudited financial statements

International Plant Services, LLC

Statements of Income and Members’ Equity (Deficit)

For the Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	2011	2010

Revenues	$22,976,389	$20,009,487

Cost of revenues	19,138,303	17,853,337

Gross profit	3,838,086	2,156,150

General and administrative expenses	2,430,577	3,673,637

Income (loss) from operations	1,407,509	(1,517,487)

Total other (expense)	(11,013)	(2,541)

Income (loss) before taxes	1,396,496	(1,520,028)

Income tax (expense) benefit	(532,459)	428,508

Net income (loss)	864,037	(1,091,520)

Members’ equity (deficit), beginning of period	(692,188)	2,519,692

Less: dividends	-	(602,136)

Members’ equity, end of period	$171,849	$826,036

The accompanying notes are an integral part of these unaudited financial statements

International Plant Services, LLC

Statements of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	2011	2010
Cash flow from operating activities
Net income (loss)	$864,037	$(1,091,520)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,380	86,089
Bad debt	145,563	-
Changes in working capital accounts:
Decrease (increase) in trade receivables	(2,260,633)	2,425,850
Decrease (increase) in prepaid federal income taxes	1,298,095	-
Decrease (increase) in prepaid insurance and other current assets	(208,769)	1,126,603
Deferred income tax receivable	(63,000)	-
Increase (decrease) in accounts payable	(111,021)	(367,180)
Increase (decrease) in accrued liabilities	1,161,172	(1,608,138)
Increase (decrease) in due to related parties	(1,134,442)	(217,383)
Increase (decrease) in federal income taxes payable	568,796	219,689
Net cash provided by operating activities	335,178	574,010

Cash flows from investing activities
Purchase/Return of property and equipment	(246)	2,596
Net cash provided by (used in) investing activities	(246)	2,596

Cash flows from financing activities
Repayment of loans	-	(28,783)
Advances	45,273	-
Dividends	-	(602,137)
Net cash provided by (used in) financing activities	45,273	(630,920)

Net change in cash and cash equivalents	380,205	(54,314)
Cash and cash equivalents:
Beginning	245,360	329,377
Ending	$625,565	$275,063

Supplemental disclosures of cash flow information:
Cash payments (receipts) for:
Interest	$12,057	$2,749
Federal income tax	$(1,473,095)	$-
State income tax	$40,811	$(60,844)

The accompanying notes are an integral part of these unaudited financial statements

NOTE 1.  BASIS OF PRESENTATION

The accompanying financial statements include the accounts of International Plant Services, LLC (a Texas limited liability company), (“we” or the “Company”). The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be read in conjunction with the audited financial statements and notes contained in the Company’s Form 8-K/A included herein.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position have been included. Operating results for the nine- month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011. Notes to the financial statements that would substantially duplicate disclosures contained in the audited financial statements for the most recent fiscal year have been omitted.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Issued Accounting Pronouncements. We have adopted recently issued accounting pronouncements and have determined that they have no material effect on our financial position, results of operations, or cash flow. We do not expect any recently issued but not yet adopted accounting pronouncements to have a material effect on our financial position, results of operations or cash flow.

NOTE 3. RELATED PARTIES

Due to related parties is $1,497,065 as of September 30, 2011 for services performed by affiliates of the Company.

The Company primarily utilizes a foreign corporation affiliated by common ownership for testing and training the workforce for construction projects. Amounts payable to the related party as of September 30, 2011 was $107,688. Costs of revenue of $428,600 and $414,311 for these services are included in the income statements for the nine months ended September 30, 2011 and 2010, respectively.

The Company primarily utilizes a foreign corporation affiliated by common ownership for recruiting and mobilizing the workforce for construction projects. Amounts payable to the related party of $49,907 for these services are included in the balance sheet as of September 30, 2011 and costs of revenues on the income statements includes $821,741 and $1,047,196 of recruiting and mobilization expenses for the nine months ended September 30, 2011 and 2010, respectively.

The Company utilizes a United States LLC affiliated by common ownership for some of its hotels and lodging facilities to accommodate its construction workers. The Company also has a one year lease for its operating facilities from this affiliate that are renewed annually. Amounts payable to the related party of $1,204,560 is included in the balances as of September 30, 2011. Costs of revenues for these services include $2,998,756 and $3,333,110 for hotel and lodging and rent of $135,000 and $135,000 for the nine months ended September 30, 2011 and 2010, respectively.

The Company has a note payable, interest free, unsecured and due on demand from a United States LLC affiliated by common ownership as of September 30, 2011 of $66,310.

The Company has received advances of $134,910 which are non-interest bearing and due upon demand from affiliated entities.

NOTE 4. CONCENTRATIONS, SIGNIFICANT CUSTOMERS AND CONTINGENCIES

Four customers represented 25%, 15%, 14% and 12% of the Company’s gross sales for the nine months ended September 30, 2011. Two companies represented 29% and 23% of outstanding accounts receivable at September 30, 2011.

Two customers represented 56% and 14% of the Company’s gross sales for the nine months ended September 30, 2010. Two companies represented 18% and 16% of outstanding accounts receivable at September 30, 2010.

The Company is currently involved in a dispute with the Internal Revenue Service regarding the deductibility of certain expenses taken in prior years. The Company believes it will prevail in the matter with no liability; however, the Company has accrued an estimated amount of the liability on the balance sheet as of September 30, 2011.

The Company is subject to certain litigation arising in the ordinary course of business. Management does not believe that any litigation will have a material adverse effect on the Company’s consolidated financial position.

NOTE 5. SUBSEQUENT EVENTS

On December 30, 2011, the Company executed and entered into a share exchange agreement with Global NuTech, Inc., a Nevada corporation (“Global NuTech”), pursuant to which the Company and Global NuTech have set forth certain terms relating to a proposed exchange transaction between the parties with the Company becoming a wholly-owned subsidiary Global NuTech. Under the current agreement shareholders of the Company will receive 29,411,765 common shares and 10,000,000 shares of Series B preferred stock which are convertible into shares of Common Stock at a conversion price of $0.17 per share (or 58,823,529 common shares), subject to the terms therein.

On January 27, 2012, Global NuTech entered into a share exchange agreement with Texas Gulf Oil & Gas, Inc., a Nevada corporation (“TGOG”), and the equity-holders of TGOG. Pursuant to the terms of the agreement, Global NuTech acquired all of the common stock of TGOG from the equity-holders, representing one hundred percent (100%) of the issued and outstanding shares of capital stock of TGOG, in exchange for $200,000 in cash and the issuance of 4,000,000 newly-issued shares of Global NuTech’s common stock, par value $0.00001 per share, of which 2,200,000 shares are being issued to seven (7) equity-holders and 1,800,000 shares are to be issued to one other equity-holder at a later date, which shall occur not later than 180 days following the closing date and is subject to certain conditions. As a result of the transaction, TGOG became a wholly-owned subsidiary of Global NuTech.

On February 3, 2012, Global NuTech completed the acquisition of Fishbone Solutions LTD. The consideration paid was $1,900,000 for 100% of Fishbone Solutions LTD. The consideration consisted of $400,000 cash and a convertible note with restrictions for the amount of $1,500,000.

Employment Agreements

Global NuTech entered into an employment agreement with its chief executive officer in January 2012 which expires in January 2014. During the term of his employment, the chief executive officer is entitled to the following compensation: (i) base salary of $240,000 per year (ii) standard benefits that are available to other Global NuTech executive officers and (iii) a stock grant of 15,667,806 restricted shares which shall vest and be issued as follows: (i) 5,222,602 restricted shares on January 15, 2012, (ii) 5,222,602 restricted shares on January 15, 2013, (iii) 5,222,602 restricted shares on January 15, 2014. In the event of a change of control all of the restricted shares will immediately vest. The restricted shares are forfeitable if the executive is terminated for cause.

Global NuTech entered into an employment agreement with its chief financial officer in January 2012 which expires in January 2014. During the term of his employment, the chief financial officer is entitled to the following compensation: (i) base salary of $175,000 per year (ii) standard benefits that are available to other Global NuTech executive officers and (iii) a stock grant of 4,710,000 restricted shares which shall vest and be issued as follows: (i) 1,570,000 restricted shares on January 15, 2012, (ii) 1,570,000 restricted shares on January 15, 2013, (iii) 1,570,000 restricted shares on January 15, 2014. In the event of a change of control all of the restricted shares will immediately vest. The restricted shares are forfeitable if the executive is terminated for cause.